Exhibit 5.1

1345 AVENUE OF THE AMERICAS, 11th FLOOR NEW YORK, NEW YORK 10105 TELEPHONE: (212) 370-1300 FACSIMILE: (212) 370-7889 www.egsllp.com

July 22, 2026

Air Industries Group

1460 Fifth Avenue

Bay Shore, NY 11706-4147

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Air Industries Group, a Nevada corporation (the “Company”), in connection with the proposed issuance of 25,380,000 shares (after giving effect to the reverse split described below) of common stock, par value $0.001 per share (the “Common Stock”), of the Company to be issued in connection with the merger (the “Merger”) contemplated by the Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 2, 2026, by and among the Company, Tenax Aerospace Acquisition, LLC, a Delaware limited liability company (“Tenax”) and Transitory Air Sub LLC, a Delaware limited liability company and wholly owned subsidiary of the Company. A portion of the 25,380,000 shares of Common Stock (the “Unit Shares”) are to be issued to the members of Tenax, holding membership units of Tenax as of the consummation of the Merger and the balance of the 25,380,000 shares of Common Stock (the “Warrant Shares,” collectively with the Unit Shares, the “Shares”) are to be issued to the holders of currently outstanding Tenax warrants (the “Warrants”) to purchase membership units of Tenax, upon exercise thereof. The Shares are being registered on a registration statement on Form S-4 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”).

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering the opinions set forth below, we have examined such documents and reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion including (i) the Registration Statement, including the proxy statement/prospectus (the “Proxy Statement/Prospectus”) and the exhibits filed therewith, (ii) the Company’s articles of incorporation, as amended and as to be amended pursuant to the Air Charter Amendment, as defined in the Merger Agreement (the “Articles of Incorporation”), (iii) the Company’s bylaws (the “Bylaws”) as amended to date, (iv) the Air Certificate of Change as defined in the Merger Agreement to be filed to effect a 1 for five reverse stock split of the Common Stock of the Company, (v) the corporate resolutions and other actions of the Company that authorize and provide for the filing of the Registration Statement and the issuance of the Shares, and (vi) an executed copy of the Merger Agreement, and we have made such other investigation as we have deemed appropriate. We have not independently established any of the facts so relied on.

We have assumed the accuracy and completeness of each document submitted to us, the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. We have further assumed the legal capacity of natural persons, that persons identified to us as officers of the Company are actually serving in such capacity, that the representations of officers of the Company are correct as to questions of fact, and that each party to the documents we have examined or relied on (other than the Company) has the power, corporate or other, to enter into and perform all obligations thereunder and also have assumed the due authorization by all requisite action, corporate or other, the execution and delivery by such parties of such documents, and the validity and binding effect thereof on such parties. We have not independently verified any of these assumptions.

The opinions expressed in this opinion letter are limited to (i) the Nevada Revised Statutes (the “NRS”) and the applicable statutory provisions of the Nevada Constitution and the reported judicial decisions interpreting such statutes and provisions and (ii) the laws of the State of New York. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of (a) any other laws; (b) the laws of any other jurisdiction; or (c) the laws of any county, municipality or other political subdivision or local governmental agency or authority.

Based on the foregoing and in reliance thereon, and subject to the assumptions, qualifications, limitations and exceptions set forth below, we are of the opinion that:

1.	When certificates representing the Shares have been duly executed, countersigned, registered and delivered, in each case in accordance with the Articles of Incorporation, Bylaws, the Merger Agreement and the Warrants, the Shares will be validly issued, fully paid, and non-assessable.

 The opinions set forth above are subject to the following additional assumptions:

(i) the Registration Statement, any amendments thereto (including post-effective amendments), will have been declared effective under the Securities Act and such effectiveness shall not have been terminated, suspended or rescinded and no stop order of the Commission suspending its effectiveness or the use of the Proxy Statement/Prospectus contained therein will have been issued and remain in effect;

(ii) the effectiveness of the Air Charter Amendment;

(iii) the effectiveness of the Certificate of Change; and

(iv) the Shares will be issued in compliance with applicable federal and state securities laws, rules and regulations and solely as provided in the Registration Statement and there will not have occurred any change in law or fact affecting the validity of any of the opinions rendered herein

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Proxy Statement/Prospectus. In giving our consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement or the Proxy Statement/Prospectus within the meaning of the term “expert,” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,

/s/ Ellenoff Grossman & Schole LLP
Ellenoff Grossman & Schole LLP